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                                EXHIBIT 11.2


               NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

               CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
              (Amounts in thousands, except per share amounts)


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                                                                          Three Months Ended             Six Months Ended
                                                                               June 30,                       June 30,
                                                                       ______________________        _______________________
                                                                           1995        1994             1995          1994
                                                                       __________   _________        _________     _________
NET LOSS                                                               $ (81,970)   $(50,923)        $(90,478)     $(64,305)
Add back senior debenture interest                                           300         241              600           482
Add back junior debenture interest                                           570         570            1,140         1,140
                                                                       ________     ________         ________      ________
NET LOSS FOR FULLY DILUTED COMPUTATION                                 $(81,100)    $(50,112)        $(88,738)     $(62,683)
                                                                       ========     ========         ========      ========

COMMON STOCK:
Shares outstanding from beginning of period                               29,578      29,506           29,578        29,405
   Stock options exercised                                                   289          10              164            93
   Shares purchased for treasury, from date of purchase                       --          (8)              --            (6)
   Assumed exercise of stock options,
    using treasury stock method                                              554         119              375           149
   Assumed conversion of senior subordinated debentures,
    from the latter of the beginning of the period
    or the date of issue                                                   5,000       5,000            5,000         5,000
   Assumed conversion of junior subordinated debentures,
    from the latter of the beginning of the period
    or the date of issue                                                   2,300       2,300            2,300         2,300
                                                                       _________    ________         ________      ________
   Weighted average number of shares outstanding                       $  37,721    $ 36,927         $ 37,417      $ 36,941
                                                                       =========    ========         ========      ========

FULLY DILUTED LOSS PER SHARE FROM

  CONTINUING OPERATIONS                                                $   (2.15)   $  (0.12)        $  (2.37)     $  (0.50)
                                                                       =========    ========         ========      ========
FULLY DILUTED LOSS PER SHARE                                           $   (2.15)   $  (1.72)        $  (2.37)     $  (2.17)
                                                                       =========    ========         ========      ========
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